North America Structured Investments  2.5yrNC6m NDX/RTY/SPX Auto Callable Contingent Interest Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.  Summary of Terms  Issuer:   JPMorgan Chase Financial Company LLC  Guarantor:   JPMorgan Chase & Co.  Minimum Denomination:   $1,000  Underlyings:   Nasdaq-100 Index ® , Russell 2000 ®   Index and S&P 500 ®   Index  Pricing Date:   August 26, 2026  Final Review Date:   February 26, 2029  Maturity Date:   March 1, 2029  Review Dates:   Monthly  Contingent Interest Rate:   [8.75%-10.75%]* per annum, paid monthly at a rate of between 0.72917% and 0.89583%*, if applicable  Interest Barrier :   With respect to each Underlying, an amount that represents 80.00% of its Initial Value  Trigger Value :   With respect to each Underlying, an amount that represents 70.00% of its Initial Value  CUSIP:   46661MBZ6  Preliminary Pricing Supplement:   http://sp.jpmorgan.com/document/cusip/46661MBZ6/doctype/Product_Termsheet/document.pdf  Estimated Value : The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Automatic Call  If on any Review Date (other than the first, second, third, fourth, fifth and final Review Dates) the closing value of each Underlying is  greater than or equal to   its Initial Value, the notes will be automatically called and you will receive a cash payment for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.  Payment at Maturity  If the notes have not been automatically called and the Final Value of each Underlying is   greater than or equal to   its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000   plus   (b) the Contingent Interest Payment, if any, applicable to the final Review Date.  If the notes have not been automatically called and the Final Value of any Underlying is   less than   its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Least Performing Underlying Return)  If the notes have not been automatically called and   the Final Value of any Underlying is less than its Trigger Value, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.  Hypothetical Payment at Maturity**  Least Performing Underlying Return  Payment at Maturity (assuming 8.75% per annum Contingent Interest Rate)  60.00%   $1,007.2917  40.00%   $1,007.2917  20.00%   $1,007.2917  5.00%   $1,007.2917  0.00%   $1,007.2917  -5.00%   $1,007.2917  -20.00%   $1,007.2917  -20.01%   $1,000.0000  -30.00%   $1,000.0000  -30.01%   $699.9000  -40.00%   $600.0000  -50.00%   $500.0000  -60.00%   $400.0000  -80.00%   $200.0000  -100.00%   $0.0000  This table does not demonstrate how your interest payments can vary over the term of your notes.  Contingent Interest  *If the notes have not been automatically called and the closing value of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $7.2917 and $8.9583 (equivalent to a Contingent Interest Rate of between 8.75% and 10.75% per annum, payable at a rate of between 0.72917% and 0.89583% per month). **The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

North America Structured Investments  2.5yrNC6m NDX/RTY/SPX Auto Callable Contingent Interest Notes  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com  Selected Risks  ●   Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.  ●   The notes do not guarantee the payment of interest and may not pay interest at all.  ●   Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  ●   You are exposed to the risk of decline in the value of each Underlying.  ●   Your payment at maturity will be determined by the Least Performing Underlying.  ●   The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes.  ●   The benefit provided by the Trigger Value may terminate on the final Review Date.  ●   The automatic call feature may force a potential early exit.  ●   No dividend payments or voting rights.  ●   The notes are subject to the risks associated with non-U.S. securities.  ●   JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ®   Index.  ●   The notes are subject to the risks associated with small capitalization companies.  Selected Risks (continued)  ●   The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  ●   The estimated value of the notes is determined by reference to an internal funding rate.  ●   The estimated value of the notes does not represent future values and may differ from others’ estimates.  ●   The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.  ●   Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.  ●   Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines.  ●   The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.  ●   As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.  The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.  Additional Information  SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-293684 and 333-293684-01